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EXHIBIT 11.1      STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



                          OPTIMA PETROLEUM CORPORATION
          COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE (UNAUDITED)
     YEAR ENDED DECEMBER 31, 1997, DECEMBER 31, 1996 AND DECEMBER 31, 1995
            AND THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997





                             Three           Three Months      Year Ended       Year Ended         Year Ended
                             Months          ended March       December         December           December
                             Ended March     31,1997           31,1997          31,1996            31,1995
                             31,1998


NET INCOME (LOSS)            $(1,000)        $208              $(4,835)          $229              $(1,155)
                             ========        ====              ========          ====              ========

PRIMARY SHARES
weighted average
common shares outstanding    11,002,346      11,313,653        11,159,663        10,945,927        9,031,583

Stock options and warrants           -               -                 -                 -                 -
                                     -               -                --                 -                 -
weighted average common
and common equivalents
share outstanding            11,002,346      11,313,653        11,159,663        10,945,927        9,031,583
                             ==========      ==========        ==========        ==========        =========

PRIMARY EARNINGS (LOSS)
PER SHARE                    $(0.09)         $0.02             $(0.43)           $0.02             $(0.13)
                             =======         =====             =======           =====             =======


FULLY DILUTED SHARES
weighted average common
shares outstanding           11,002,346      11,313,653        11,159,663        10,945,927        9,031,858

Stock options and warrants   1,163,000       1,163,000         1,163,000         2,537,727         2,330,227
                             ---------       ---------         ---------         ---------         ---------

weighted averaged common
shares outstanding           12,165,346      12,476,653        12,322,663        13,483,654        11,362,085
                             ==========      ==========        ==========        ==========        ==========


FULLY DILUTED EARNINGS (LOSS)    $(0.09)         $0.02             $(0.43)           $0.02             $(0.13)
PER SHARE                        =======         =====             =======           =====             =======


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Note 1: In respect of net income for the three months ended March 31,1997 and the year ended December 31,1996, stock option and warrant exercise prices exceeded the market value of the stock at the end of the period. Accordingly the inclusion of these stock options and warrants in the calculation of earnings
(loss) per share would be anti-dilutive.

Note 2: Due to net losses in three months ended March 31,1998, the year ended December 31, 1997 and December 31,1995 common stock equivalents were not included as they would be anti-dilutive.

Note 3: A Statement Re: Computation of Per Share Earnings for Amex has not been prepared as it is a private LLC.

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